FOR IMMEDIATE RELEASE		Oct. 28, 2022
Media Contact:	Sherine Zaya sherine.zaya@aps.com	Page 1 of 1

APS FILES RATE CASE TO MAINTAIN RELIABLE, RESILIENT ENERGY FOR CUSTOMERS

PHOENIX – Arizona Public Service Co. (APS) today filed a rate case to meet the needs of its customers by ensuring the existing and future supply of reliable energy. The case would strengthen the state’s grid at a time when extreme weather and increased demand place unprecedented reliance on the electricity system.

APS invests more than $1.5 billion a year to maintain and grow Arizona’s energy infrastructure. That means replacing aging equipment, improving technology, reducing the impacts of power outages and increasing resiliency to wildfires and other threats.

In Arizona, regulated utilities such as APS must file a request with the Arizona Corporation Commission (ACC) for approval to recover costs. The open, public process ensures transparency to APS customers.

APS rates have stayed relatively flat since 2018.

“We have a responsibility to keep electricity as affordable as possible, while continuously expanding the grid to ensure reliability and energy resiliency,” said APS President Ted Geisler. “Our rates remain below the national average and have stayed flat since 2018. Our goal is to continue serving customers with top-tier reliability, but we need to recover recent costs so that we can keep up with Arizona’s growth.”

Beyond recovering the costs to maintain reliable and affordable service, the filing also reflects investments in cost-effective renewables, including new solar and battery storage, and upgrades to its power plants including Palo Verde Generating Station – the nation’s largest power producer, all of it clean and carbon-free.

Customer-focused programs also are a priority, with the proposed addition of two off-peak holidays, the elimination of payment transaction fees and tiered discounts for limited income customers.

In this rate case, which is proposed to take effect Dec. 1, 2023, APS is requesting a net $460 million annual revenue increase. If approved as proposed, the monthly bill would increase 13.6 percent – about $18 or roughly 60 cents per day for an average residential customer using 1,023 kilowatt-hours – though the impact will vary based on individual energy use and service plan.

Next steps in the ratemaking process, which typically lasts for at least one year, consist of the ACC setting a procedural schedule, which includes hearing dates and public comment sessions. The process concludes with a vote by the ACC commissioners. More information is available at aps.com/ratecase.

APS serves more than 1.3 million homes and businesses in 11 of Arizona’s 15 counties, and is a leader in delivering affordable, clean and reliable energy in the Southwest. The company is committed to serving customers with 100% clean power by 2050. As owner and operator of Palo Verde Generating Station, the nation’s largest producer of carbon-free electricity, and with one of the country’s most substantial renewable energy portfolios, APS’s current energy mix is 50% clean. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).

FORWARD-LOOKING STATEMENTS

This news release, the report on Form 8-K, and the application and related schedules for an annual increase in retail base rates filed with the ACC on October 28, 2022 contain forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution you not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by us. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 and are available on our website at http://www.pinnaclewest.com, which you should review carefully before placing any reliance on our forward-looking statements or disclosures. We assume no obligation to update any forward-looking statements, even if our internal estimates change, except as may be required by applicable law.

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